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                                                                   EXHIBIT 10.38


                                GRANT AGREEMENT



         This GRANT AGREEMENT, dated as of the 15th day of July, 1994 (the "Agreement") between the City of Columbia, a body corporate and politic and a political subdivision of the State of South Carolina, (the "City") and Air South, Inc., an Illinois corporation qualified to do business in the State of South Carolina (the "Grantee"),

                                  WITNESSETH:

         WHEREAS, the City, the Grantee, Lexington County, South Carolina ("Lexington County") and Richland County, South Carolina ("Richland County") entered into that certain Memorandum of Understanding dated March 15, 1994 (the "Local Memorandum") and the Grantee and the State of South Carolina (the "State") entered into that certain Memorandum of Understanding dated March 25, 1994 (the "State Memorandum"), pursuant to which memoranda the Grantee agreed, inter alia, to establish a regional passenger airline with its principal operational base at the Columbia Metropolitan Airport and its corporate headquarters and primary reservation center in the downtown area of the City (the "Air South Operations") in exchange for certain grants to be made by the City, Lexington County and Richland County and a certain loan to be made by Lexington County (the "Term Loan"), all as described more particularly therein; and

         WHEREAS, in furtherance of its agreements under the Local Memorandum, the City has agreed that, upon receipt by the City of funding under the City's application to the Department of Housing and Urban Development ("HUD") for a loan guarantee under Section 108 of the Housing and Community Development Act of 1974, as amended, (the "Federal Act") as administered by HUD pursuant to the Federal Act and by the City pursuant to Section 6-1-30, Code of Laws of South Carolina, 1976, as amended, (the "State Act") (the loan guarantee program so authorized and administered hereinafter referred to as the "Section 108 Program") and subject to the terms and conditions set forth herein, the City shall provide financing assistance to the Grantee under the terms and subject to the conditions of this Agreement, applicable laws, regulations and all other federal and State requirements now or hereafter in effect, including without limitation the Federal Act and the regulations promulgated thereunder (the "Federal Regulations"), which transaction the City has authorized pursuant to that certain Ordinance enacted by the City Council of the City on July 13, 1994; and

         WHEREAS, the City and the Secretary of Housing and Urban Development (the "Secretary") are, contemporaneously herewith, entering into that certain CONTRACT FOR LOAN GUARANTEE ASSISTANCE UNDER SECTION 108 OF THE HOUSING AND
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COMMUNITY DEVELOPMENT ACT OF 1974, AS AMENDED, 42 U.S.C. Section 5308 (the "HUD
Contract"), pursuant to which the City will obtain funds for the purpose of providing assistance to the Grantee under the Section 108 Program; and

         WHEREAS, under the Section 108 Program, HUD provides a guarantee (the "HUD Guarantee") with respect to non-recourse notes issued by units of local government such as the City, enabling them to sell their HUD-Guaranteed Notes to lending institutions or to the public through underwritten public offerings, and the units of local government may then loan or grant the proceeds obtained from the sale of the HUD-Guaranteed Notes to business enterprises that meet job creation and other requirements under the Section 108 Program; and

         WHEREAS, as security for any HUD-Guaranteed Notes issued by the City, federal law requires that the City pledge to the Secretary its entitlement to certain Community Development Block Grant ("CDBG") monies (the "CDBG Pledge") to provide funds with which to reimburse the Secretary if the HUD Guarantee is paid on account of a default by the City under any HUD-Guaranteed Notes; and

         WHEREAS, under the terms of the HUD Contract HUD has agreed to provide a HUD-Guarantee of one or more HUD-Guaranteed Notes issued by the City (collectively, if more than one, the "Air South HUD-Guaranteed Note") with the proceeds of which the City will fund pursuant hereto a $1,500,000.00 grant to Grantee for purposes of providing space for the corporate and operational headquarters of Grantee and for relocation expenses and costs of advertising in establishing the Air South Operations (the "Grant") and up to $15,000 of the expenses of such transaction as set forth hereinbelow, and in consideration for such HUD Guarantee the City has agreed to give its City Pledge in respect to the Air South HUD-Guaranteed Note (the "Air South City Pledge"); and

         WHEREAS, as a condition to and as consideration for its assistance in obtaining the HUD Guarantee of the Air South HUD-Guaranteed Note, for the Air South City Pledge and for making the Grant to the Grantee, the City requires the Grantee to make certain representations and warranties and to enter into certain covenants with respect to job creation and other federal requirements under the Section 108 Program and with respect to the other terms and conditions upon which the Grant will be made, all as set forth herein,

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties aforesaid agree to the following terms and conditions:

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                    ARTICLE 1. TERMS AND CONDITIONS OF GRANT

         Section 1.1. Amount of Grant: The Grant shall not exceed the maximum principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and shall, subject to the provisions of Sections 1.7 and Article IV hereof, be funded from time to time as needed for the purposes set forth in
Section 1.2 hereof and in accordance with the terms and conditions set forth in
Article III hereof. The City's obligation to make disbursements of funds under the Grant shall expire on June 30, 1995 or such later date as the City, in its sole discretion, shall determine (the "Cutoff Date").

         Section 1.2. Purpose: The Grant assistance provided herein shall be used solely for the following purposes:

       (a) Up to $750,000 of the Grant shall be used to make lease payments with respect to the office space at the location heretofore approved by the City Manager at 1800 St. Julian Place, 4th Floor, Columbia, S.C. 29204, to be used by Grantee for its corporate headquarters and central reservation center for the Air South Operations ("Corporate Headquarters"), such payments to be made in accordance with that certain Lease Agreement dated May 9, 1994 between Nepotes Limited Partnership (the "Lessor") and the Grantee (the "Lease"); and

       (b) Up to $750,000 of the Grant shall be used for payment of relocation expenses and costs of advertising for the Air South Operations.

         Section 1.3. Expenses: Grantee shall pay, from sources other than the Grant or the Term Loan, all fees, expenses and other costs related to the making or securing of this Grant, excluding only the payment of legal and financial fees payable to HUD pursuant to the HUD Contract which HUD charges the City shall fund in part with up to $15,000 from the proceeds of the Air South HUD-Guaranteed Note; provided, however, that upon failure on the part of the Grantee to pay any such fees, expenses or costs to be paid by the Grantee, the City may, in its sole discretion, pay the same and deduct the amount so paid from the amount of the Grant to be disbursed to the Grantee hereunder.

         Section 1.4. Low-to-Moderate Income Hiring: The Grantee agrees to create not less than 200 full time equivalent jobs at its Corporate Headquarters within two years following the date of initial air carrier service by the Grantee (the "Start-up Date"). Of the total number of jobs created at the Corporate Headquarters, not less than 51% shall be filled by persons from low and moderate income families, all as determined in accordance with current HUD Income Guidelines and other the Federal Regulations. The Grantee agrees to maintain records adequate to document compliance with this Section 1.4 and, until such time as the Grantee has fulfilled the requirements of the preceding sentences of this Section 1.4, to provide the City within 30 days following the end of each calendar quarter with written evidence satisfactory to the City as to the number of jobs created at the Corporate

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Headquarters and the number of such jobs which have been made available to persons of low to moderate income.

         Section 1.5.     Regulatory Compliance Required under Section 108
Program: Notwithstanding any other provision hereof or of any other instrument or agreement to the contrary, the provisions of the Federal Act, the Federal Regulations and, to the extent not inconsistent therewith, the provisions of all other applicable federal, State or City laws, regulations or requirements shall govern the award and administration of the Grant, and the Grantee agrees to comply with, and be bound by, such laws and requirements and to cooperate fully with the City with respect thereto. Such agreement on the part of the Grantee shall include, but shall not be limited to the following federal laws to the extent applicable to the Grantee's operations at the Corporate Headquarters and such laws are incorporated herein by reference:

         (a)     Davis-Bacon Act (40 USC 276a to a7);

         (b) Certification Regarding Lobbying and Drug Free Workplace Act (Appendix D);

         (c) Policy Prohibiting Use of Excessive Force, 1990 HUD Appropriations Act (P.L. 101-144) (Appendix E);

         (d)     Drug Free Workplace Act of 1988 (Appendix D);

         (e)     American Disabilities Act of 1990,

         (f)     Age Discrimination Act of 1975;

         (g)     Section 504 of the Rehabilitation Act of 197;

         (h)     Program Income (24 CFR 570.503 and 570.504);

         (i)     Programmatic and Budget Changes;

         (j) Civil Rights and Fair Housing; Employment and Contracting Opportunities (570.601, 570.607);

         (k)     Labor Standards (24 CFR 570.603);

         (l)     Environmental Requirements (25 CFR 570.604);

         (m)     Historic Preservation;

         (n)     National Flood Insurance Program (24 CFR 570.605);


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         (o)     Relocation, Real Property Acquisition and One-for-One Housing
                 Replacement (24 CFR 570.606);

         (p)     Lead-based Paint (24 CFR 570.608);

         (r)     Political Activity (24 CFR 570.207(a)(3));

         (s)     Conflict of Interest (24 CFR 570.611);

         (t)     Program Monitoring (24 CFR 570.501(b), 24 CFR 85-40(a) and
                 (e), and OMB Circular A-110, Attachment H, Paragraph (2));

         (u) Suspension and Termination (24 CFR 570.503(b)(7), 24 CFR 85.43 and 44);

         (v)     Resident Aliens (24 CFR 570.613).

         Section 1.6. Grantee to Obtain Authorization to Initiate and Maintain Air South Operations: As a condition of making the initial disbursement under the Grant, the Grantee shall provide the City with written evidence satisfactory to the City that the Grantee has obtained and maintained a Section 401 Certificate from the U.S. Department of Transportation ("DOT") and such other permits, consents and authorizations as may be required to initiate and maintain the Air South Operations as contemplated by the Business Plan of the Borrower dated February 17, 1994 with respect to the Air South Operations, as amended from time to time with the prior written consent of the City, (the "Business Plan") and by this Agreement and that all conditions precedent to initial funding under the Term Loan have been met.

         Section 1.7. No Warranty by City: The City's obligations hereunder are limited to making a good faith effort to process requests for advances under the Air South HUD-Guaranteed Note in order to obtain funds with which to fund the Grant from time to time and to forwarding to the Grantee the proceeds of the Air South HUD-Guaranteed Note, net of expenses, upon receipt thereof by the City. The City makes no warranty that funds will be made available from time to time under the HUD Contract or that funds will be received at the times anticipated by the Borrower. Neither the City nor any of its officers, employees or agents shall be liable for any action or failure to act hereunder taken in good faith.

         Section 1.8. Additional Documentation: The Grantee shall, contemporaneously herewith, execute and deliver to the City the following:

         (a) An opinion of counsel acceptable to the City in the form attached hereto as Exhibit A; and

         (b) Such other certificates and instruments as the City shall reasonably


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                 require.

         Upon request, the Grantee shall deliver to the City an assignment of leasehold interest, acceptable to the City as to form and substance, which has been duly executed by the Grantee and accepted by the Lessor and recorded in the Office of the Register of Mesne Conveyances for Richland County and such other places as may be required to preserve and protect the City's interest thereunder.

         The Grantee agrees that it will, at its own expense, maintain hazard, public liability and key-man life insurance in such amounts and against such risks as are customarily insured against by businesses of like size and type and as is otherwise required by the provisions of the Term Loan and will simultaneously with the execution and delivery of this Agreement and on each anniversary hereof provide the City with certificates evidencing such insurance coverages in form acceptable to the City.



ARTICLE II. GRANTEE'S REPRESENTATIONS AND WARRANTIES AND COVENANTS

         Section 2.1. Representations, Warranties and Covenants by the Grantee:
The Grantee hereby makes the following representations and warranties and acknowledges and agrees that each and every such representation and warranty has been material to the City's determination to make the Grant shall be true, accurate and complete as of the date of any disbursement of the Grant:

         (a) The Grantee has been duly organized and validly exists as a corporation under the laws of the State of Illinois, has power to enter into this Agreement and to carry out and give effect to the transactions contemplated by this Agreement to be performed by the Borrower, including without limitation the establishment and operation of the Air South Operations, and has authorized the taking of all action necessary to enter into this Agreement and carry out such transactions.

         (b) There is no action or proceeding pending or threatened against the Grantee before any court or administrative agency that might adversely affect the ability of the Grantee to perform its obligations under this Agreement, including without limitation the establishment and operation of the Air South Operations, and all authorizations, consents and approvals of governmental bodies or agencies, required in connection with the performance of the Grantee's obligations hereunder, including without limitation the establishment and operation of the Air South Operations, have been obtained and will be obtained whenever required hereunder or by law.


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         (c)     Neither the execution and delivery of this Agreement, the
                 consummation of the transactions contemplated hereby, including without limitation the establishment and operation of the Air South Operations, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by, or conflicts with or results in a breach of, the terms, conditions, or provisions of any corporate restrictions or any evidence of indebtedness, agreement or instrument of whatever nature to which the Grantee is now a party or by which it or its property is bound, or constitutes a default under any of the foregoing.

         (d) The Grantee has received paid in capital contributions aggregating not less than $1,000,000 (excluding from such calculation any shares purchased with money borrowed from the Grantee).

         (e) The Grantee acknowledges that the City is making the Grant in reliance upon the Business Plan, a copy of which has been provided to the City by the Grantee, and the Grantee represents and warrants that such Business Plan is true, accurate and complete as of the date hereof and will be true, accurate and complete in all material respects as of the date of each draw under the Grant pursuant to Article III hereof and that its Section 401 Certificate is in full force and effect and will be in full force and effect as of the date of each draw under the Grant pursuant to Article III hereof.

         (f) The Grantee's Corporate Headquarters is located at 1800 St. Julian Place, 4th Floor, Columbia, South Carolina 29204; the Grantee shall give the City not less than thirty (30) days prior written notice of any change in the location of the Grantee's Corporate Headquarters or base of operations or of any substantial change in the nature of the operations conducted at such locations or of any substantial reduction in the level of employment at such locations which occur during the five year period following the Start-up Date.

         (g) Grantee represents to the City that it has at all times pertinent to this Agreement been represented by advisors of its own selection, including but not limited to attorneys-at-law and/or certified public accountants; that it has not relied upon any statement, representation, warranty, agreement or information provided by the City, its employees, agents or attorneys; that it acknowledges that it is informed by its advisors of its respective rights, duties, and obligations with respect to the Grant under all applicable laws.

         (h) The Grantee agrees to comply with all applicable DOT requirements and all other governmental requirements as may be necessary to operate the

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                 Air South Operations as contemplated by the Business Plan and this Agreement.

         (i) If any time during the period ending five years from the Start-up Date, the Grantee becomes aware of any facts, occurrences, information, statements, or events that render any of the foregoing representations or warranties herein made untrue or materially misleading or incomplete, Grantee shall immediately notify the City in writing of such facts, occurrences, information, statements or events.


         Section 2.2. No Assignment by Grantee: The Grantee may not assign or transfer the whole or any part of this Agreement, and any such assignment by the Grantee without the prior written consent of the City shall render this Agreement null and void.

         Section 2.3.       Maintenance of Air South Operations in Current
Location: Except as set forth in this Section 2.3, the Grantee, for a period of not less than five years from the Start-up Date shall maintain its existence and continue as a corporation either organized under the laws of, or duly qualified to do business as a corporation in, the State, and the Grantee shall not during such five year period, without the prior written consent of the City:

         (a) sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of its assets or consolidate with or merge into another entity or assign, convey or dispose of any interest in its assets or operating rights (including without limitation operating or landing rights, type certificates, operating certificates, licenses, regulatory approvals, leasehold or contract rights, tradenames or trademarks or other rights in tangible or intangible property) or permit the sale of stock to a third person or group of persons so that current management relinquishes control over more than one-half of either of the assets, operations or voting rights with respect to the stock of the Grantee; or

         (b) relocate its principal operational base to a location other than the Columbia Metropolitan Airport or its Corporate Headquarters from its current location.

         The Grantee need not comply with the provisions of paragraph (a) of this Section 2.3 if the successor corporation or person or group succeeding to control of the Grantee, as the case may be, agrees to comply with the provisions of this Agreement by delivery to the City of a written assumption agreement which shall be satisfactory to the City as to form and content. The Grantee need not comply with the provisions of paragraphs (a) or (b) of this
Section 2.3 if there is paid to the City liquidated damages in an amount equal to $3,000,000 (or such lesser amount as has been advanced to the Grantee by the City, Lexington County and Richland County under their respective grants), together with interest thereon at the rate

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per annum equal to 4% from the date of the respective advances under such grants. Such liquidated damages represent a return of the respective grants made by the City, Lexington County and Richland County in the amounts of $1,500,000, $750,000 and $750,000, respectively, and the City shall receive the liquidated damages attributable to the respective amounts advanced by Lexington and Richland Counties on behalf of such Counties and shall pay over such amounts to the respective County. Each of Lexington and Richland Counties shall be deemed to be a third party beneficiary of this Grant Agreement for purposes of this Section 2.3 The amount of liquidated damages shall be reduced by twenty percent (20%) at the end of each year after the Start-up Date, and the provisions of this Section 2.3 shall terminate at the end of the fifth year following the Start-up Date.

         Section 2.4. Financial Statements and Other Information: During the five-year period following the Start-up Date, the Grantee shall furnish to the City copies of all financial information provided to Lexington County or the South Carolina Jobs-Economic Development Authority ("JEDA") in connection with the Term Loan, which financial information shall include, at minimum, the following:

         (a) within 90 days following the end of each fiscal year, annual audited financial statements for the Grantee prepared by an independent accountant acceptable to the City;

         (b) such other information as the City shall reasonably request regarding the Grantee's employment levels, including without limitation all such information as may be required to determine compliance with Section 1.4 hereof; and

         (c) such other information as the City shall reasonably request regarding the making and administration of the Grant.


                   ARTICLE Ill. DISBURSEMENTS OF GRANT MONIES

         Section 3.1. Procedures: The City shall disburse that portion of the Grant to be used to pay the cost of providing office space for the Corporate Headquarters monthly in Installments of $15,625 each directly to Lessor for application to the Basic Rent then due and owing by the Grantee under the Lease or in such other manner as may be agreed to between the City and Lessor.

         That portion of the Grant to be used for advertising purposes shall be disbursed not more frequently than twice monthly by JEDA as agent for the City in accordance with the terms and conditions set forth in the Grant Administration Agreement of even date herewith between the City and JEDA and upon the occurrence of the following:

   (a)     receipt by JEDA not less than twenty (20) days prior to the date when


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                 the funds are requested to be paid of a requisition in the standard form used by JEDA signed by the President or Chief Financial Officer of the Grantee stating the name of the person, firm or corporation to whom payment is to be made or has been made and the amount to be paid or which has been paid or for which reimbursement is sought, accompanied by invoices or other documentation acceptable to JEDA verifying such expenses;

         (b) determination by JEDA that the use intended by the Grantee of the proceeds of the Grant is eligible for financing under the
                 Section 108 Program and this Agreement;

         (c) there shall exist no event of default hereunder, and JEDA shall have received a written certificate to such effect executed by the President or Chief Financial Officer of the Grantee in the form attached hereto as EXHIBIT B.

Such disbursements by JEDA shall be subject to receipt of adequate funding under the Air South HUD-Guaranteed Note and to the further terms and conditions specified in that certain Grant Administration Agreement of even date herewith among the City, the Grantee and JEDA. JEDA shall deduct from each disbursement its administration fee as specified in the above-mentioned Grant Administration Agreement. The City reserves the right to designate from time to time other agents or subcontractors to administer the Grant or perform any of its obligations hereunder.

         The Grantee acknowledges that the City must submit each request for funds under the Grant to HUD and agrees that neither the City nor JEDA shall be liable for any delays in processing any requisition submitted hereunder. The City shall use, and shall require JEDA to use, their respective best efforts to submit to HUD a request for payment with respect to each acceptable requisition within ten (10) days following receipt thereof.

         Notwithstanding anything herein to the contrary, no disbursement shall be made under the Grant until such time as the Grantee has paid, from sources other than Grant funds or other Section 108 Program funds, all amounts due and owing under the interim loan by the Columbia Development Corporation described in the Local Memorandum.

         Section 3.2. Suspension of Disbursements: Notwithstanding anything herein to the contrary, the City shall not be obligated to disburse any monies under the Grant after the Cutoff Date, and no disbursements shall be made under the Grant for any purpose without the written consent of the City Manager during any period as to which an event of default hereunder shall exist nor during any period as to which either Lexington County, JEDA or any agency of the State shall have notified the Grantee that disbursements under the Term Loan have been terminated or suspended. It shall be within the sole discretion of the City to determine whether an event of default hereunder or a cessation of disbursements

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under the Term Loan will give rise to termination of this Agreement or whether the City will resume advances hereunder.


                   ARTICLE IV. AGREEMENT NON-RECOURSE TO CITY

         Section 4.1. Release and Indemnification of City: The Grantee hereby releases the City from, and agrees that the City and JEDA and their respective officers, directors, members, employees, attorneys and agents shall not be liable for, and agrees to indemnify and hold harmless the City and JEDA and their respective officers, directors, members, employees, attorneys and agents against:

         (a) any liability, cost or expense, including without limitation reasonable attorneys' fees in the administration of the HUD Contract, the Air South HUD-Guaranteed Note, the Grant and this Agreement (hereinafter collectively referred to as the "Section 108 Documents") and the obligations imposed on the City and JEDA thereby and hereby (except as expressly set forth otherwise in Section 1.3 hereof);

         (b) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, resulting from or arising out of any loss or damage to property or any injury to or death of any person occurring in connection with or on or about the Corporate Headquarters or the Air South Operations or resulting from any defect in the fixtures, machinery, equipment or other property used in connection with the Corporate Headquarters or the Air South Operations or arising out of, pertaining to, or having any connection with, the Corporate Headquarters or the Air South Operations or the financing thereof (whether or not arising out of acts, omissions or negligence of the Grantee or any of its agents, contractors, servants, employees, licensees, lessees or assignees);

         (c) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, arising out of or in connection with or pertaining to the issuance, sale or delivery of the Air South HUD-Guaranteed Note, including, but not limited to, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities laws, but such indemnity for securities liabilities shall be subject to the limitation that the Grantee shall not be liable for any representations made with respect to the City; and

         (d) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, arising out of or in connection with or pertaining to the transactions contemplated under this Agreement and the other Section 108 Documents, including without limitation any

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                 liability, loss, cost or expense arising under the
                 environmental laws of any jurisdiction.

         Notwithstanding the fact that it is in the intention of the parties hereto that neither the City, JEDA, nor their respective officers, directors, members, employees, attorneys and agent shall incur any pecuniary liability by reason of the terms of this Agreement or of any other Section 108 Document, or the undertakings required of the City and JEDA hereunder and thereunder, by reason of the issuance and sale of the Air South HUD-Guaranteed Note, the execution of the Section 108 Documents or the performance of any act requested of the City or JEDA by the Grantee, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulations pertaining to the foregoing; nevertheless, if the City or JEDA or any of their respective officers, directors, members, employees, attorneys or agents should incur any such pecuniary liability, then in such event the Grantee shall indemnify and hold the City or JEDA and their respective officers, directors, members, employees, attorneys and agents harmless against all claims by or on behalf of any person, firm or corporation or other legal entity arising out of the same and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon. Upon notice from the City or JEDA, the Grantee shall defend the City and JEDA and their respective officers, directors, members, employees, attorneys and agents in any such action or proceeding. If called upon to provide indemnity under this
Section 4.1, the Grantee shall be subrogated to the rights of the indemnified party.

         Section 4.2. Limited Liability of City: no breach by the City of this Agreement or of any provision or condition hereof shall result in the imposition of any pecuniary liability upon the City or any charge upon the general credit or taxing power of the City. The liability of the City under this Agreement and any provision or condition hereof or for any breach or default by the City of any of the foregoing shall be limited solely and exclusively to the proceeds of the Air South HUD-Guaranteed Note received by the City pursuant to the HUD Contract. The City shall not be required to execute or perform any of its duties, obligations, powers or covenants hereunder except to the extent said proceeds are available therefor.

         No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any present or future director, member, officer, employee or agent of the City in his individual capacity, and neither the members of the City Council of the City nor any officer thereof executing this Agreement shall be liable personally under this Agreement. No officer, director, member, employee or agent of the City shall incur any personal liability with respect to any other action taken, or not taken, by him pursuant to this Agreement, provided he does not act with malicious intent.

         The provisions of this Section 4.2 shall control every other provision of this Agreement, anything in such other provisions to the contrary notwithstanding.

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                          ARTICLE V. EVENTS OF DEFAULT

         Section 5.1. Events of Default: The following shall constitute events of default by the Grantee under this Agreement:

         (a) Any material representation or warranty of the Grantee shall have been false, inaccurate or misleading when made;

         (b) The Grantee shall have breached its covenant in Section 2.3 hereof;

         (c) The Grantee shall default in any of its covenants and agreements hereunder other than those specified in paragraph
                 (b) hereof, and such default shall not have been cured within thirty (30) days following the occurrence thereof; or

         (d)     The Grantee shall be in default under the Term Loan.

         Section 5.2. Remedies: If Grantee does not comply with the provisions of this Agreement, the City may in its sole discretion take any and/or all of the following actions:

         (a) In the case of a violation of the low-to-moderate-income hiring requirement specified at Section 1.4 hereof, require repayment of all of the Grant, together with interest thereon at the rate per annum equal to the federal debt collection rate in effect on the first business day following expiration of the two year period specified in Section 1.4 above as documented by the South Carolina Governor's Office and computed on the basis of a 360 day year and the actual number of days elapsed from the date of each advance of Grant monies to the Grantee;

         (b) In the case of a violation of its covenants in Section 2.3, require the Grantee to pay the liquidated damages specified in
                 Section 2.3 hereof;

         (c) Require the Grantee to take corrective actions to comply with this Agreement;

         (d) Cancel, terminate or suspend in whole or in part funding under this Agreement or refrain from extending further assistance to the Grantee until such time as Grantee is in full compliance; or

         (e) Take such other action at law or in equity as may be necessary to protect its rights and interests hereunder, including without limitation a suit for specific performance.

                           ARTICLE VI. MISCELLANEOUS

         Section 6.1. Severability: Any provision of this Agreement which is or becomes illegal, invalid or unenforceable in any respect shall not in any way affect or impair the legality, validity and enforceability of the other provisions of this Agreement.

         Section 6.2. Notices: Notices hereunder shall be sent by first class mail or facsimile transmission as follows:

                 If to the City:

                 City of Columbia
                 City Hall
                 1737 Main Street
                 Columbia, SC 29201
                 Attention: City Manager
                 Fax # (803) 733-8317

                 If to the Grantee:

                 Air South, Inc.
                 1800 St. Julian Place, 4th Floor
                 Columbia, South Carolina 29204
                 Attention: Chief Financial Officer
                 Fax # (803) 771-9067

         The parties may by notice given hereunder designate changes of address for purposes of this Agreement.

         Section 6.3. Governing Laws: In addition to the federal laws and regulations cited herein, this Agreement is made under and shall be construed in accordance with the laws, regulations and ordinances of the State of South Carolina and the City. By executing this Grant, the Grantee agrees to submit to the jurisdiction in the courts of the State of South Carolina or the appropriate federal courts for all matters arising or to arise hereunder.

         Section 6.4. Effective Date: This Agreement is effective as of the date of initial funding to the Grantee in accordance with the provisions of
Article III hereof.

      IN WITNESS WHEREOF, this Agreement has been executed as of the 15th day of July, 1994.


                                   CITY OF COLUMBIA SOUTH CAROLINA



                                   By:  /s/ Robert Coble
                                       ----------------------------------
ATTEST:                                  Robert Coble
                                   Its:  Mayor


By: /s/ Zenda Leaks
   ----------------------------------
    Zenda Leaks
    Clerk to the City



                                   GRANTEE:

                                   AIR SOUTH, INC.

                                   By: /s/
                                      -----------------

                                   Its: C.F.O.

                                                                       EXHIBIT A


                      (DRAFT OF GRANTEE'S COUNSEL OPINION]





                               September __, 1994




City of Columbia, South Carolina
City Hall
1737 Main Street
Columbia, South Carolina 29201

South Carolina Jobs-Economic Development Authority
1201 Gervais Street, Ste. 1701
Columbia, South Carolina 29201

McNair & Sanford, P.A.
NationsBank Tower
1301 Gervais Street
Columbia, South Carolina 29201

         RE: $1,500,000 Maximum Amount Section 108 Grant from the City of Columbia, South Carolina to Air South, Inc.

Ladies and Gentlemen:

         I am general counsel to Air South, Inc. (the "Grantee") and have acted as such in connection with the execution and delivery of a Grant Agreement dated as of July 15, 1994 (the "Grant Agreement") between the City of Columbia, South Carolina (the "City") and the Grantee, pursuant to which the City will make available funds to the Grantee from time to time in amounts aggregating up to $12,000,000 (the "Grant"). In connection with the execution and delivery of the Grant Agreement, the City and the Secretary of Housing and Urban Development ("HUD") will enter into that certain CONTRACT FOR Grant GUARANTEE ASSISTANCE UNDER SECTION 108 OF THE HOUSING AND COMMUNITY DEVELOPMENT ACT OF 1974 AS AMENDED, 42 U.S.C. Section 5308 (the "HUD Contract"), pursuant to which the City will issue certain notes to be guaranteed by HUD in order to obtain the funds with which to make the Grant. In exchange for the HUD guarantee of the City's notes, the City has pledged to HUD certain community development block grant funds to which the City is or may become entitled as security for repayment of the notes (the ("CDBG Pledge").

         As a condition to and as consideration for its assistance in obtaining the HUD guarantee of the City's notes, for the CDBG Pledge and for making the Grant to the Grantee, the City has required the Grantee to make certain representations and warranties and to enter into and perform certain covenants with respect to job creation and other federal requirements in connection with HUD's guarantee and with respect to the other terms and conditions upon which the Grant will be made, all as set forth in the Grant Agreement. Disbursement of a portion of the Grant shall be made in accordance with the Grant Agreement and with that certain Grant Administration Agreement dated as of July 15, 1994 among the City, the South Carolina Jobs-Economic Development Authority and the Grantee (the "Grant Administration Agreement").

         The Grant Agreement and the Grant Administration Agreement are hereinafter collectively referred to as the "Grant Documents". Capitalized terms utilized herein and not otherwise defined herein shall have the meanings ascribed to them in the Grant Agreement.

         Please be advised that I have examined the Grant Documents and such corporate proceedings and records of the Grantee and public registries and have made investigation of such other matters as in my judgment permits me to render an informed opinion on the matters set forth herein. I am a member of the Bar of the State of Illinois and have assumed for purposes of this opinion that the law of the State of South Carolina, where controlling as to the matters set forth herein, is the same as the law of Illinois. Based upon the foregoing, it is my opinion that:

         1. The Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with corporate powers adequate to own its property, to carry on its business as now conducted and as proposed in the Business Plan and the Grant Documents to be conducted and to perform its obligations under the Grant Documents. The Grantee is duly qualified as a foreign corporation and is in good standing in the State of South Carolina and in each other jurisdiction in which its conduct of business or ownership of property makes such qualification necessary.

         2. The execution, delivery and performance by the Grantee of each of the Grant Documents are within the Grantee's power and authority, and the Grantee has duly authorized the execution and delivery thereof and the taking of all action necessary to carry out and give effect to the transactions contemplated thereby.

         3. Neither the execution and delivery of any of the Grant Documents, nor the consummation of the transactions therein contemplated, nor fulfillment of or compliance with the provisions thereof, will (i) violate or contravene any of the provisions of the charter, by-laws, articles of incorporation or other governing documents of the Grantee; (ii) violate or contravene any of the provisions of any law, governmental rule, regulation, judgment, decree, writ, injunction, demand, order, franchise or permit binding on the Grantee or its properties; (iii) conflict with or result in a breach of, or constitute a default under (nor is there any waiver in effect which, if not in effect, would result in any of the foregoing), any of the provisions of any mortgage, contract or other instrument to which the Grantee is a party or by which it or its property is bound; (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Grantee pursuant to the terms of any such indenture, mortgage, contract or other instrument except the lien created by the Grant Documents; or (v) result in an occurrence of an event for which any holder or holders of indebtedness may declare the same due and payable.

         4. Each of the Grant Documents has been duly executed and delivered by the Grantee. Assuming the due execution and delivery thereof by the other parties thereto, each Grant Document constitutes a legal, valid and binding instrument enforceable in accordance with its terms.

         5. There is no pending action or proceeding before any court, governmental agency or arbitrator against or directly involving the Grantee, and, to the best of my knowledge after diligent inquiry, there is no threatened action, law suit or proceeding or any basis therefor affecting the Grantee before any court, governmental agency or arbitrator which, in any case, may materially and adversely affect the financial condition, operations or business prospects of the Grantee or which affects the validity of any Grant Document or any action taken or to be taken pursuant thereto.

         6. No consent of any person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery and performance by the Grantee of the Grant Documents, except such as have been obtained, including without limitation, approval of the shareholders or the trustees or holders of any indebtedness of the Grantee.

                                   Sincerely,


                                   Donald Baker, General Counsel

                                   EXHIBIT B

                          CERTIFICATE AS TO NO DEFAULT

         The undersigned, the duly appointed_____________________________ of Air South, Inc. (the "Grantee"), hereby certifies as follows:

         (1) all of the representations and warranties of the Grantee in the Grant Agreement dated as of July 15, 1994 (the "Grant Agreement") are true, accurate and complete in all material respects as of the date hereof as if made on the date hereof;

         (2)     no events of default exist under the terms of the Grant
                 Agreement;

         (3) the Grantee has complied with all covenants and agreements to be performed on its part under the Grant Agreement; and

         (4) the Grantee currently maintains in effect all insurance required to be maintained under the terms of the Grant Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered this _____ day of _____, 199__.





                                        By:
                                            ----------------------------------
                                                             , Air South, Inc.
                                            -----------------





                                       16